UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 6, 2023

CORPORATE OFFICE PROPERTIES TRUST

(Exact name of registrant as specified in its charter)

Maryland	1-14023	23-2947217
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

6711 Columbia Gateway Drive, Suite 300 Columbia, Maryland	21046
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (443) 285-5400

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares of beneficial interest, $0.01 par value	OFC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On September 6, 2023, in connection with the Offering (as defined below), Corporate Office Properties Trust (the “Company”), and its operating partnership, Corporate Office Properties, L.P. (the “Operating Partnership”), entered into an amendment (the “Amendment”) to the Credit Agreement, dated as of October 26, 2022, by and among the Operating Partnership, as borrower, the Company, as parent guarantor, the lenders party thereto, and KeyBank National Association, as administrative agent, together with the various other financial institutions named therein (the “Credit Agreement”). The Amendment amends Section 10.1(e)(ii) and Section 10.1(e)(iii) of the Credit Agreement to exclude from the Events of Default (as defined in the Credit Agreement) any event that permits conversion, or any conversion, of convertible or exchangeable indebtedness in accordance with its terms, whether into common shares of beneficial interest of the Company (or other securities or property following a merger event, reclassification or other change of the common shares of beneficial interest of the Company), cash or a combination thereof.

The description set forth above is qualified in its entirety by the Amendment, a copy of which is filed as Exhibit 10.1 to this report and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is hereby incorporated into this item 2.03 by reference.

Item 8.01.	Other Events.

On September 6, 2023, the Operating Partnership launched an offering (the “Offering”) of its 5.25% Exchangeable Senior Notes due 2028 (the “Notes”) through a private placement pursuant to Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”). On September 7, the Operating Partnership announced the pricing of $300 million aggregate principal amount of the Notes in the Offering. The Company also granted the initial purchasers of the Notes an option to purchase, during a 13-day period beginning on, and including, the first date on which the Notes are issued, up to an additional $45 million aggregate principal amount of the Notes. The sale of the Notes is expected to close on September 12, 2023, subject to the satisfaction of customary closing conditions. The Notes will be guaranteed, on a senior unsecured basis, by the Company. The Operating Partnership and/or the Company intend to use the net proceeds from the Offering for general corporate purposes, including the redemption or repayment of indebtedness (which may include the pay down of borrowings under the Credit Agreement) and the pre-funding of future development investment.

Copies of the press releases issued by the Company regarding the launch of the Offering and pricing of the Notes are attached hereto as Exhibit 99.1 and 99.2, respectively, and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

The following exhibits to this Current Report have been provided herewith as noted below:

Exhibit No.	Description
10.1*	First Amendment to Credit Agreement, dated September 6, 2023, by and among Corporate Office Properties, L.P.; Corporate Office Properties Trust; KeyBank National Association; KeyBanc Capital Markets, Inc.; PNC Capital Markets LLC; TD Bank National Association; M&T Bank, a New York Banking Corporation; and PNC Bank National Association.
99.1*	Press Release, dated September 6, 2023, issued by Corporate Office Properties Trust (launch).
99.2*	Press Release, dated September 7, 2023, issued by Corporate Office Properties Trust (pricing).
104	Cover Page Interactive Data File (the cover page XBRL tags are included and formatted as Inline XBRL).

* Filed herewith.

SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE OFFICE PROPERTIES TRUST

/s/ Anthony Mifsud
Anthony Mifsud
Executive Vice President and Chief Financial Officer

September 8, 2023